Exhibit 99.2

CHARTER OF THE COMPENSATION COMMITTEE

OF OMINTO, INC.

Adopted November 17, 2016

I.	Compensation Committee Purpose

The Compensation Committee (the “Committee”) of OMINTO, Inc. (the “Corporation”) is created by the board of directors (the “Board”) of the Corporation. The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the review and determination of executive compensation.

The Committee reviews on behalf of and recommends to the Board compensation policies. The Committee also approves the employment contracts and the individual compensation for selected key executives and will perform such other tasks as may be delegated to it by the Board from time to time.

II.	Membership

The Committee shall consist of at least two (2) members of the Board, all of whom shall satisfy the definition of "independent" under the listing standards of The Nasdaq Stock Market, Inc. or any other market or exchange on which the Corporation’s securities may be listed or quoted from time to time. All Committee members shall also be "non-employee directors" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and, if desirable, "outside directors" as defined by Section 162(m) of the Internal Revenue Code. The Committee members will be appointed by the Board and may be removed by the Board in its discretion.

The Board will designate one member of the Committee as its chairperson.

The Committee shall meet at least two times a year.

The Committee shall have the authority to retain and terminate any compensation consultant assisting in the evaluation of Board member or senior executive compensation, and shall have authority to approve the consultant’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Committee shall set the compensation, and oversee the work, of the compensation consultant legal advisor, accounting advisor and any other consultant retained by the Committee. The Committee shall receive appropriate funding from the Corporation, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

The Compensation Committee shall regularly report to the Board on decisions and deliberations of the Compensation Committee.

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

III.	Duties and Responsibilities

The Compensation Committee shall have the following roles and responsibilities:

1. Recommend and periodically review the Corporation’s compensation policies and programs for approval by the Board.

2. Advise the Board on the compensation of Board members.

3. Approve the employment agreements (including substantive changes thereto and payments upon termination) for the Chief Executive Officer (“CEO”) and the executives mentioned under subparagraph (5) below.

4. Decide on the variable compensation including special awards for the CEO for the past year based on his performance evaluation, prepared by the Chairman of the Board and followed by the feed-back session with the Board, and decide on the base salary and the total target compensation of the CEO for the coming year based on all relevant factors, including his objectives relevant to his compensation and market data. The CEO may not be present during voting or deliberations.

5. Decide, based on the achievement of financial and nonfinancial objectives, on the variable compensation, including special awards, of non-CEO executive officers of the Corporation’s business unit heads, nominated key corporate executives and other executives with a target total compensation in excess of USD $500,000 and decide on the base salary and target compensation for such persons for the new year taking into account relevant market data. Create and approve 162(m) criteria for performance objectives and criteria.

6. Inform the Board about policies, programs and key decisions as well as statistical comparisons and benchmarking of compensation levels at key competitors.

7. Review and reassess the adequacy of this charter annually and submit proposed changes to the Board for approval.

8. Conduct an annual self-evaluation of the Committee’s performance.

9. Review and approve any reports of the Compensation Committee to be included in the Corporation’s SEC filings or otherwise publicly disseminated.